UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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YADKIN VALLEY FINANCIAL CORPORATION
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YADKIN VALLEY FINANCIAL CORPORATION
209 North Bridge Street
Elkin, North Carolina 28621
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held May 17, 2012

Dear Fellow Shareholder:

We cordially invite you to attend the 2012 Annual Meeting of Shareholders of Yadkin Valley Financial Corporation, the holding company for Yadkin Valley Bank and Trust Company. At the meeting, we will report on our performance in 2011 and answer your questions. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 17, 2012, at the Statesville Civic Center, 300 South Center Street Statesville, North Carolina at 10:00 a.m. for the following purposes:

1.	Elect Directors. To elect the board of directors;

2.	Advisory (Non-binding) Vote on Executive Compensation. To approve the compensation of the Company's named executive officers as disclosed in this proxy statement (“Say-on-Pay”);

3.
Ratify Independent Registered Public Accounting Firm. To ratify the appointment of Dixon Hughes Goodman LLP, as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	Other Business. To transact any other business that may properly come before the meeting or any adjournment of the Annual Meeting.

Shareholders owning our common stock at the close of business on March 19, 2012 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the Company's headquarters in Elkin, North Carolina or our Statesville, North Carolina administrative office prior to the meeting. If you need assistance in completing your proxy, please call the Company at (704) 768-1125. If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our Annual Meeting. If you are a record shareholder, attend the annual meeting and desire to revoke your proxy and vote in person, you may do so. In any event, a proxy may be revoked by a record holder at any time before it is exercised.

As part of our efforts to reduce expenses and conserve the environment, Yadkin Valley Financial Corporation is pleased to provide Internet access to the proxy statement and annual report rather than mailing paper reports.  In addition to lowering our costs and reducing paper waste, this method of delivery will allow shareholders expedient access to our proxy materials.  The 2012 Proxy Statement and copy of our Annual Report on Form 10-K, as well as our 2011 Annual Report with financial highlights and additional company information, are available at http://www.proxyvote.com.

Please use this opportunity to take part in the affairs of your Company by voting on the business to come before the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote as soon as possible through the Internet, by telephone, or by signing, dating and mailing your proxy card. Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on your proxy card.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF ALL THE PROPOSALS PRESENTED.

By Order of the Board of Directors

/s/ Joseph H. Towell
Joseph H. Towell
President and Chief Executive Officer
Statesville, North Carolina
April 5, 2012

YADKIN VALLEY FINANCIAL CORPORATION
209 North Bridge Street
Elkin, North Carolina 28621

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
to be Held May 17, 2012

This proxy statement is furnished to shareholders of Yadkin Valley Financial Corporation, a North Carolina corporation (herein, unless the context otherwise requires, together with its subsidiaries, the “Company”), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Shareholders to be held at the Statesville Civic Center located at 300 South Center Street, Statesville, North Carolina at 10:00 a.m., on May 17, 2012, or any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Directions to the Annual Meeting can be obtained by calling the Corporate Secretary at (704) 768-1125 or by visiting our company website at https://www.yadkinvalleybank.com.

The Company has its principal executive offices at 209 North Bridge Street, Elkin, North Carolina 28621. The Company's mailing address is P.O. Drawer 888, Elkin, North Carolina 28621, and its telephone number is (336) 526-6300.

VOTING INFORMATION

Only holders of the Company's $1.00 par value common stock are entitled to vote at the Annual Meeting. Each share of which entitles the holder thereof to one vote on each matter to come before the Annual Meeting. At the close of business on March 19, 2012 (the “Record Date”), the Company had issued and outstanding 19,506,175 shares of common stock entitled to vote, which were held of record by approximately 5,941 persons. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote on matters that come before the Annual Meeting. Notwithstanding the Record Date specified above, the Company's stock transfer books will not be closed and shares of the common stock may be transferred subsequent to the Record Date. However, all votes must be cast in the names of holders of record on the Record Date. Detailed voting instructions are included on your proxy card.

The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a share is represented for any purpose at the Annual Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked “Abstain” or “Withhold” or as to which no vote is marked, including proxies submitted by brokers who are the record owners of shares but who lack the power to vote such shares (so-called “broker non-votes”), will be included in determining the number of votes present or represented at the Annual Meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time until a quorum is present or represented. If any such adjournment is for a period of less than 30 days, no notice, other than an announcement at the meeting, will be given of the adjournment. If the adjournment is for 30 days or more, notice of the adjourned meeting will be given in accordance with the Bylaws. Directors, officers and regular employees of the Company may solicit proxies for the reconvened meeting in person or by mail, telephone or other means. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Once a quorum has been established, it will not be destroyed by the departure of shares prior to the adjournment of the meeting.

Provided a quorum is established at the Annual Meeting, directors will be elected by a plurality of the votes cast at the Annual Meeting and the Amendments will be approved by a majority of the votes entitled to be cast at the Annual Meeting. Shareholders of the Company do not have cumulative voting rights.

All other matters to be considered and acted upon at the Annual Meeting require that the number of shares of common stock voted in favor of the matter exceed the number of shares of common stock voted against the matter, provided a quorum has been established. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of such matters.

Any record shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise (a) by giving written notice to the Company of such revocation, (b) by voting in person at the meeting, (c) by voting again over the Internet or by telephone prior to 11:59pm Eastern Daylight Time on May 16, 2012, or (d) by executing and delivering to the Company a later dated proxy.

Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. Any written notice or proxy revoking a proxy should be sent to Yadkin Valley Financial Corporation, P.O. Drawer 7109, Statesville, North Carolina 28677, Attention: Patti Wooten. Written notice of revocation or delivery of a later dated proxy will be effective upon receipt thereof by the Company.

In each case where the shareholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with his specifications. In any case where the shareholder has not specified how an executed and furnished proxy is to be voted, it will be voted “FOR” the proposals as recommended by the Board of Directors. As to any other matter of business that may be brought before the Annual Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the best judgment of the persons voting the same. However, our Board of Directors does not know of any such other business.

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of our director nominees or for the approval of the Say-on-Pay proposal. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors or on executive compensation matters, your bank or broker was allowed to vote those shares on your behalf in the election of directors and on executive compensation matters as they felt appropriate. Changes in regulations were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors and on executive compensation matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors or on the Say-on-Pay proposal, no votes will be cast on your behalf.

The Company will bear the cost of solicitation of proxies, including any charges and expenses of brokerage firms and others for forwarding solicitation material to the beneficial owners of the Company's shares. In addition, solicitation of proxies may be made in person or by mail, telephone or other means by directors, officers and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock of the Company held of record by such persons, and the Company will reimburse the reasonable forwarding expenses. This proxy statement was first available to shareholders on or about April 5, 2012.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Bylaws of the Company provide for no less than five or more than 25 directors to serve on the Board of Directors for a period of one-year terms to be elected each year at the Annual Meeting of Shareholders. The Board of Directors has currently established the number of directors at 11. Our Board of Directors will submit to the shareholders for their vote at the Annual Meeting a slate of directors comprised of 11 nominees, all current directors of the Company, to serve a one-year term expiring at the 2013 annual meeting of shareholders.

Our director nominees are:

Nolan G. Brown	Larry S. Helms	James N. Smoak
Harry M. Davis	Dan W. Hill, III	Harry C. Spell
Thomas J. Hall	James L. Poindexter	Joseph H. Towell
James A. Harrell, Jr.	Alison J. Smith

The directors will be elected by a plurality of the votes cast at the meeting. This means that the nominees receiving the highest number of votes will be elected. Set forth below is certain information about the nominees, including business experience for the past five years and qualifications and attributes considered by our Board of Directors which led to the director's nomination. “Year first elected” refers to the year in which each individual first took office as a director and does not necessarily indicate a continuous term.

The Board of Directors unanimously recommends a vote FOR these nominees.

Nolan G. Brown, 71, was first elected to our Board of Directors in 2004. Mr. Brown is the owner and President of the health care company Triad Group, Inc. and its affiliates, which are located in Yadkinville, North Carolina. Additionally, Mr. Brown is a Certified Public Accountant and former audit committee financial expert for a publicly traded financial institution in Winston-Salem, North Carolina. His leadership experience, knowledge of financial reporting requirements of public companies, and substantial experience with business administration and accounting enhance his ability to contribute as a director.

Harry M. Davis, 64, was first elected to our Board of Directors in 2004. Dr. Davis is a Professor of Finance, Appalachian State University, Boone, N.C. Dr. Davis has been a consultant to the banking industry on financial statements for over twenty years and is an instructor at the North Carolina School of Banking and the Bank Directors College where he teaches banking financial principles. His knowledge of the financial principles that matter to community banks enhances his ability to contribute as a director.

Thomas J. Hall, 64, was appointed to the Board of Directors upon the completion of the merger between the Company and American Community Bancshares, Inc. on April 17, 2009 and was subsequently elected by our shareholders at the 2009 Annual Meeting. Mr. Hall serves as President of The Hall Group of the Carolinas, Inc., a real estate holding company located in Charlotte, North Carolina. He has substantial experience with internal operations of large companies having served as an owner, President and Chief Financial Officer of an $800 million dollar company. His leadership experience, financial knowledge, and business experience enhance his ability to contribute as a director.

James A. Harrell, Jr., 65, was first elected to our Board of Directors in 1999. Dr. Harrell is a self-employed dentist in Elkin, North Carolina, former President of the North Carolina Dental Society, and current delegate of the American Dental Association. He has substantial experience with community banking having previously served as a local director for several financial institutions in North Carolina. His industry knowledge gained through his experience as a director of financial institutions enhances his ability to contribute as a director.

Larry S. Helms, 66, was appointed to the Board of Directors upon the completion of the merger between the Company and American Community Bancshares, Inc. on April 17, 2009 and was subsequently elected by our shareholders at the 2009 Annual Meeting. Mr. Helms is the owner of Larry S. Helms and Associates, an insurance company located in Monroe, North Carolina. As the chief executive officer of a company, Mr. Helms has experience with management, marketing, operations, and human resource matters, which provide valuable perspective to our Board of Directors.

Dan W. Hill, III, 67, was first elected to our Board of Directors in 2008. Mr. Hill is the founding member of Hill Chesson & Woody, which is an association of independently owned insurance brokerage firms in Chapel Hill, North Carolina. In addition, Mr. Hill is the owner and President of HCW University Medical Insurance Plans, Inc. located in Chapel Hill, North Carolina, and until 2006, Mr. Hill served on the board of directors of 1st Insurance Services, Inc., a property and casualty insurance brokerage firm in Research Triangle Park, North Carolina. He has substantial experience with both insurance and community banking, having previously served as a board member of another financial institution in North Carolina for eight years and of Cardinal State Bank for eight years, which enhances his ability to contribute as a director.

James L. Poindexter, 73, was first elected to our Board of Directors in 1968. Mr. Poindexter serves as the President of Surry Hardware & Building Supply Co., Inc. In addition, he is the owner of Wakefield Farm, Poindexter Enterprises, and Wakefield Woods, all located in Elkin, North Carolina. During his long tenure as a board member, Mr. Poindexter has developed knowledge of the Company's business, history, organization, and executive management which, together with his personal understanding of one of the key markets that we serve, has enhanced his ability as a director.

Alison J. Smith, 58, was appointed to the Board of Directors upon the completion of the merger between the Company and American Community Bancshares, Inc. on April 17, 2009 and was subsequently elected by our shareholders at the 2009 Annual Meeting. Ms. Smith is the President of Smith Capital Inc., a financial advisory and investment banking firm, in Charlotte, North Carolina. She has substantial experience advising, evaluating and structuring bank acquisitions, valuing bank securities and writing bank strategic plans.

James N. Smoak, 63, was first elected to our Board of Directors in 1987. Mr. Smoak is retired, but formerly served as the President and Chief Executive Officer of Yadkin Valley Bank and Trust Company in Elkin, North Carolina. Mr. Smoak brings to the board an intimate understanding of the Bank's business and organization, as well as substantial banking industry expertise, and management experience. Moreover, during his tenure as a director he has developed knowledge of the Company's business, history, organization, and executive management which, together with the relationships that he has developed, enhance his leadership ability.

Harry C. Spell, 64, was first elected to our Board of Directors in 2002. Mr. Spell is the Vice President and Secretary of MoCaro Dyeing & Finishing, Inc., a textile company in Statesville, North Carolina. His business and personal experience in certain of the communities that the Bank serves provides him with a useful appreciation of markets that we serve. He also has experience in the context of bank mergers and acquisitions from serving with the Company through four bank acquisitions.

Joseph H. Towell, 60, was first elected to our Board of Directors in February 2011 at the same time he was appointed as Chief Executive Officer and President of the Company. He has served in various executive roles at the Company since May 2008. Mr. Towell served as Portfolio Manager and Team Leader for leveraged loan investing with Putnam Investments in Boston, MA from 2001 to 2008. Mr. Towell was employed with another large financial institution in various roles from 1983 through 2001. He brings to the Board an understanding of the Company's business and organization, as well as substantial leadership ability, banking industry expertise, and management experience.

Executive Officers
The table below sets forth each of our current principal executive officer's name, age, position, and business experience for the past five years.

Principal Executive Officers	Age	Position	Business Experience for Past Five Years
Joseph H. Towell	60	President & Chief Executive Officer
President and Chief Executive Officer of Yadkin Valley Financial Corporation since February 2011; prior to that Executive Vice President & Chief Operating Officer of Yadkin Valley Financial Corporation since August 2010; prior to that Executive Vice President, Chief Credit Officer & Chief Administrative Officer, Yadkin Valley Financial Corporation and Yadkin Valley Bank since March 2009; prior to that Executive Vice President, Yadkin Valley Bank since May 2008; prior to that Mr. Towell served as Portfolio Manager and Team Leader for leveraged loan investing with Putnam Investments in Boston, MA since 2001; prior to that he worked with First Union National Bank in various roles from 1983 through 2001.

Jan H. Hollar	56	Executive Vice President & Chief Financial Officer
Executive Vice President and Chief Financial Officer, Yadkin Valley Financial Corporation since September 2009; October 2008 to present as President of Jan H. Hollar, CPA, PC an accounting services company; Senior Vice President and Chief Financial Officer of Blueharbor Bank in Mooresville, NC from November 2007 until October 2008; prior to that Executive Vice President and Chief Financial Officer of The Scottish Bank in Charlotte, NC; prior to that Executive Vice President and Director of Finance of First Charter in Charlotte, NC.

W. Mark DeMarcus	47	Executive Vice President & Chief Operating Officer
Executive Vice President and Chief Operating Officer of Yadkin Valley Financial Corporation since August 2011; prior to that Executive Vice President and Chief Banking Officer since August 2010; prior to that Regional President of Yadkin Valley Bank & Trust since April 2009; prior to that Executive Vice President and Chief Banking Officer of American Community Bank since March 2008; prior to that Senior Vice President and Retail/Small Business Executive for NC, SC, and VA at Wachovia Bank since June 2007; prior to that Senior Vice President and General Banking Group Recruiting Manager for Wachovia since 2005.

There are no family relationships among any of the directors and principal executive officers of the Company.

PROPOSAL NO. 2

ADVISORY, NON-BINDING VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

As a participant in the U.S. Treasury's Capital Purchase Program (the “CPP”), we must submit a non-binding shareholder vote every year to approve the compensation of the Company's named executive officers. Accordingly, we are asking you to approve the compensation of the Company's named executive officers as described under “Executive Compensation and Other Information - Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

The Company seeks to align the interests of our named executive officers with the interests of our shareholders. Therefore, our compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Nominating and Compensation Committee of the Board periodically engages an external compensation consultant to provide an independent and objective review of the Company's compensation program for executive management and to offer recommendations on this compensation program. The most recent review was conducted in 2011 by Grant Thornton LLP (“compensation consultant”). We believe that our compensation policies and procedures are competitive and focused on performance and are strongly aligned with the long-term interest of our shareholders.

The proposal described below, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to express your views regarding the compensation of the named executive officers by voting to approve or not approve such compensation as described in this proxy statement. This vote is advisory and will not be binding upon the Company, the Board, or the Nominating and Compensation Committee. However, the Company, the Board, and the Nominating and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”).

The Board asks our shareholders to vote in favor of the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in the proxy statement, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE RESOLUTION RELATED TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends the ratification of the appointment of Dixon Hughes Goodman LLP ("Dixon Hughes Goodman") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012.

Although we are not required to seek shareholder ratification on the selection of our accountants, we believe obtaining shareholder ratification is desirable. The appointment of auditors is approved annually by the Board of Directors and subsequently is being submitted to the shareholders for ratification. The decision of the Board of Directors is based on the recommendation of the Audit Committee. In the event the appointment of Dixon Hughes Goodman is not ratified by the required vote, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change during the current year, but the vote would be considered in connection with the engagement of independent auditors for 2013. Even if the shareholders do ratify the appointment, the Board of Directors has the discretion to appoint a different independent registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interest of the Company and our shareholders. Representatives of Dixon Hughes Goodman will be present at the Annual Meeting, and such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions that the shareholders may have. Neither the firm nor any of its members has any relation with the Company except in the firm's capacity as auditors or as advisors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES GOODMAN LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

CORPORATE GOVERNANCE

Overview of the Board of Directors

During 2011, the Board of Directors of the Company held 12 regular meetings and six special meetings. All but one director attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which he or she served as a director, and (b) the total number of meetings held by all committees of the Board of Directors of the Company on which he or she served. The one director who did not attend at least 75% of such meetings attended all regular Board meetings he was required to attend, but attended only 50% of the committee meetings he was required to attend.

There is no formal policy regarding attendance at annual shareholder meetings; however, such attendance has always been strongly encouraged. Last year, all directors active at that time attended the 2011 annual meeting of shareholders.

The Company has adopted a Code of Ethics for all employees and directors to resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all senior officers, including the Chief Executive Officer ("CEO"), the Chief Financial Officer ("CFO"), and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Code of Ethics is available on the Company's corporate website located at www.yadkinvalleybank.com. The Company may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any of our executive officers on that website. Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this proxy statement.

Board Leadership Structure and Role in Risk Oversight

We are focused on the Company's corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except our CEO, are independent under the listing requirements of The NASDAQ Stock Market. In addition, all of the members of our Board of Directors' Executive, Audit, and Nominating and Compensation Committees are independent under the listing requirements of The NASDAQ Stock Market, with the exception of our CEO, who is a member of the Executive Committee.

Our Board of Directors believes that it is preferable for one of our independent directors to serve as Chairman of the Board. The person our Board elected as Chairman, Nolan Brown, has been one of our directors since 2004 and is a long-time resident of our primary market area. We believe it is the CEO's responsibility to run the Company and the Chairman's responsibility to run the Board. As directors continue to have more oversight responsibility than ever before, we believe it is beneficial to have an independent Chairman whose sole job with respect to the Company is leading the Board. In making its decision to have an independent chairman, the Board of Directors considered the time that Mr. Towell, who was appointed as the Company's CEO in February 2011 upon the resignation of Mr. William A. Long, will be required to devote as CEO in the current economic environment. By having another director serve as Chairman of the Board of Directors, Mr. Towell will be able to focus his entire energy on running the Company. This will also ensure there is no duplication of effort between the CEO and the Chairman. We believe this structure provides strong leadership for the Board, while also positioning the CEO as the leader of the Company in the eyes of our customers, employees, and other stakeholders.

Our Audit Committee is primarily responsible for overseeing the Company's risk management processes on behalf of the full Board of Directors. The Audit Committee focuses on financial reporting risk and oversight of the internal audit process. It receives reports from management at least quarterly regarding the Company's assessment of risks and the adequacy and effectiveness of internal control systems, as well as reviewing credit and market risk (including liquidity and interest rate risk), and operational risk (including compliance and legal risk). Strategic and reputation risk are also regularly considered by this Committee. The Audit Committee also receives reports from management addressing the most serious risks impacting the day-to-day operations of the Company. Our Chief Risk Officer reports to the Audit Committee through the CFO and meets with the Audit Committee on a quarterly basis in executive sessions to discuss any potential risk or control issues involving management. The Audit Committee reports regularly to the full Board of Directors, which also considers the Company's entire risk profile. The full Board of Directors focuses on the most significant risks facing the Company and the Company's general risk management strategy, and also ensures that risks undertaken by the Company are consistent with the Board of Directors' appetite for risk. While the Board of Directors oversees the Company's risk management, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company's needs.

Committees of the Board of Directors

The Board of Directors of the Company maintains an Executive Committee, Audit Committee, and Nominating and Compensation Committee at the Company level. Since the 2011 annual meeting of shareholders, the Board has also approved two standing committees for the Bank to which certain responsibilities have been delegated. Such committees are the ALCO Committee (formerly known as the ALCO & Mergers & Acquisitions Committee) and the Directors Loan Committee. Prior to the 2011 annual meeting of shareholders, the Board had approved the following standing committees: the Real Estate Expansion Committee and the Marketing Committee. In addition, prior to the 2011 annual meeting of shareholders, the Company also appointed two special ad hoc committees: the Capital Committee and the Independent Pricing Committee. The composition and frequency of meetings for these committees during 2011 were as follows:

2011 Committees
	Yadkin Valley Financial Corporation				Yadkin Valley Bank
Name	Executive (0 meetings)	Audit (7 meetings)	Nominating & Compensation (10 meetings)	Independent Pricing Committee (1 meeting)	ALCO & Mergers & Acquisitions (4 meetings)	Real Estate (0 meetings)	Directors Loan (12 meetings)	Marketing (1 meeting)	Capital (2 meetings)
J.T. Alexander, Jr.(1)		•			•
Ralph L. Bentley(1)	•	•	•		•		•		•
Nolan G. Brown (2)	•	•	•	•	•		•		•
Harry M. Davis(3)	•	•	•		Chair				Chair
Thomas J. Hall (4)			•	•		•	•
James A. Harrell, Jr.(5)		•	•		•	•		•
Larry S. Helms(6)			•	•			•	•
Dan W. Hill, III (7)	•	•	Chair		•				•
*William A. Long(8)	•					•	•	•
James L. Poindexter(9)	•		•				•	Chair
Morris L. Shambley(1)						•	•	•
Alison J. Smith(10)	•	Chair			•				•
James N. Smoak		•			•		•		•
Harry C. Spell(11)	•				•	Chair	•		•
*Joseph H. Towell(12)	•					•	•
C. Kenneth Wilcox	•		•			•	Chair

*Note: All current directors, other than Joseph H. Towell, who serves as President and CEO of the Company, meet the independence requirements of The NASDAQ Stock Market. William A. Long, the former President and CEO, was not independent under the NASDAQ Stock Market rules.

(1)	These directors' terms expired on June 23, 2011 and they did not serve on the Board or any committee thereof after such date.

(2)
On June 23, 2011, Mr. Brown was elected as Chair of the Board of Directors and elected as an Ex Officio member of the Audit, Nominating & Compensation, ALCO, and Directors Loan Committees. Mr. Brown also served as Chair of the Audit Committee until June 23, 2011.

(3)	Dr. Davis served as a member of the Nominating & Compensation Committee until June 23, 2011.

(4)	Mr. Hall was elected to the Nominating & Compensation Committee on June 23, 2011.

(5)	Dr. Harrell, Jr. was elected to the ALCO Committee on June 23, 2011.

(6)	Mr. Helms was elected to the Directors Loan Committee on June 23, 2011.

(7)	Mr. Hill served on the ALCO Committee until June 23, 2011, and was elected to the Audit Committee on June 23, 2011.

(8)	On February 14, 2011, Mr. Long resigned from his position as President and CEO of the Company and as director of the Company and the Bank.

(9)	Mr. Poindexter was a member of the Executive Committee while chairing the Marketing Committee until June 23, 2011.

(10)	Ms. Smith was appointed as Chair of the Audit Committee and elected to the Executive Committee on June 23, 2011.

(11)	Mr. Spell was elected to the Audit and ALCO Committees on June 23, 2011. He also served on the Executive Committee until June 23, 2011.

(12)
On February 15, 2011, Mr. Towell became a director of the Company and the Bank and serves on the Directors Loan and Executive Committees. He served as a member of the Real Estate Committee until June 23, 2011.

Shareholders who wish to send communications to the Board of Directors may do so by following the procedure set forth on the “About Us” pages of the Company's website at www.yadkinvalleybank.com.

Executive Committee. The Executive Committee has the ability to exercise all of the Board's authority between board meetings, subject to certain limitations that are required by law or imposed by board resolution. The Executive Committee did not meet in 2011. As of March 19, 2012, the Executive Committee consisted of the Chairman of each of the other Committees of the Company and the Bank as well as our Chairman and Vice Chairman of the Board of Directors, and our President and CEO, as indicated above. Due to Mr. Long's resignation as President and CEO and as director of the Company in February 2011, Mr. Towell, as our current President and CEO, serves on the Executive Committee effective February 2011.

Audit Committee. As outlined in the Audit Committee Charter, which is available on the Company's website located at www.yadkinvalleybank.com, the Audit Committee is responsible for insuring that the Board receives objective information regarding Company policies, procedures, and activities with respect to auditing, accounting, internal accounting controls, financial reporting, and such other Company activities as the Board may direct. The Audit Committee engages a qualified firm of certified public accountants to conduct such audit work as is necessary for this purpose. The Audit Committee held seven meetings during 2011. Please refer to the Audit Committee Report below. Nolan G. Brown, Alison J. Smith, and Dr. Harry Davis serve as Audit Committee financial experts. Each person's qualifications to serve as an Audit Committee financial expert are listed under “Nominees” above. All of the other members of the Audit Committee satisfy the audit committee independence requirements stated in the rules of The NASDAQ Stock Market.

Nominating and Compensation Committee. The charter for the Nominating and Compensation Committee is available on the Company's website located at www.yadkinvalleybank.com. The Nominating and Compensation Committee performs the dual roles of: (i) identifying individuals qualified to become members of the Board of Directors; and (ii) determining the compensation of the Board of Directors and the executive officers of the Company and providing oversight to the employee benefit plans for the Company. Each member of the Nominating and Compensation Committee is an independent director as that term is defined in the rules of The NASDAQ Stock Market. There are currently seven directors who serve on the Nominating and Compensation Committee: Nolan G. Brown (Ex-Officio), Thomas J. Hall, James A. Harrell, Jr., Larry S. Helms, Dan W. Hill, III, James L. Poindexter, and C. Kenneth Wilcox. The Nominating and Compensation Committee held ten meetings during 2011, of which four were held in executive session.

The Nominating and Compensation Committee has not established any specific, minimum qualifications that must be met for a person to be nominated to serve as a director, and the Nominating and Compensation Committee has not identified any specific qualities or skills that it believes are necessary to be nominated as a director. The Nominating and Compensation Committee charter provides that potential candidates for the board are to be reviewed by the Nominating and Compensation Committee and that candidates are selected based on a number of criteria, including a proposed nominee's independence, age, skills, occupation, diversity and experience and any other factors beneficial to the Company in the context of the needs of the Board. The Nominating and Compensation Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, Nominating and Compensation Committee members consider and discuss diversity, among other factors, with a view toward the needs of the Board of Directors as a whole. The Nominating and Compensation Committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees. The Nominating and Compensation Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Committee's goal of creating a Board of Directors that best serves the needs of the Company and the interest of its shareholders.

In its compensation role, the Nominating and Compensation Committee has two primary responsibilities: (i) assisting the Board of Directors in carrying out its responsibilities in determining the compensation of the Company's Board of Directors and the CEO and executive officers; and (ii) establishing compensation policies that will attract and retain qualified personnel through an overall level of compensation that is comparable to, and competitive with, others in the industry and in particular, peer financial institutions. The Nominating and Compensation Committee, subject to the provisions of our Omnibus Stock Ownership and Long Term Incentive Plan, also has authority in its discretion to determine the employees to whom stock options and other forms of stock-based incentives shall be granted, the number of shares to be granted to each employee, and the time or times at which options and other forms of stock based incentives should be granted. The CEO makes recommendations to the Nominating and Compensation Committee about equity awards to the Company's employees (other than the CEO).

The CEO reviews the performance of our executive officers (other than the CEO) and, based on that review, the CEO makes recommendations to the Nominating and Compensation Committee about the compensation of executive officers (other than the CEO). The CEO does not participate in any deliberations or approvals by the Nominating and Compensation Committee with respect to his own compensation. The Nominating and Compensation Committee approves all compensation decisions involving the CEO and other executive officers.

Report of Audit Committee

In accordance with its written charter, which is available on the homepage of the Company's website located at www.yadkinvalleybank.com, the Audit Committee supervises the quality and integrity of the accounting, auditing and financial reporting practices of the Company on behalf of the Board. Management has the primary responsibility for preparing the financial statements and managing the reporting process, including the system of internal controls. As required by the Audit Committee Charter, each Audit Committee member satisfies the independence and financial literacy requirements for serving on the Audit Committee, and at least one member has accounting or related financial management expertise, all as required by the rules of The NASDAQ Stock Market. In fulfilling its oversight responsibilities, the Audit Committee discussed and reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements of the Company.

The Audit Committee discussed and reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

In discharging its responsibility for the audit process, the Audit Committee obtained from the independent auditors a letter describing all relationships between the auditors and the Company that might bear on the auditors' independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also discussed with the auditors any relationships that might impact their objectivity and independence and satisfied itself as to the auditors' independence, and considered the compatibility of non-audit services with the auditor's independence.

The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks. The Audit Committee met with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, the overall quality of the Company's financial reporting, and the internal audit function's organization, responsibilities, budget and staffing.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board (and the Board has approved) that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC. The Audit Committee also approved the reappointment of the independent auditors.

This report is submitted by the Audit Committee: Nolan G. Brown, Harry M. Davis, Dan W. Hill, III, Alison J. Smith (Chair), James N. Smoak, and Harry C. Spell.

Report of the Compensation Committee

The Nominating and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the Company's management. Based upon that review and those discussions, the Nominating and Compensation Committee recommends to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Nominating and Compensation Committee certifies that two times during 2011 it reviewed with the Company's senior risk officers the named executive officers' ("NEO") incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the NEOs to take unnecessary and excessive risks that threaten the value of the Company. In addition, a similar review has been made by the Company's senior risk officers and the Company's third-party consulting firm that included all compensation plans for all levels of employees, and has made reasonable efforts to ensure that such arrangements do not encourage any employee to take unnecessary and excessive risks that threaten the value of the Company.

As a result of these reviews, discussions, and evaluations, the Nominating and Compensation Committee determined that the current compensation plans and arrangements for our named NEOs and other highly compensated employees do not create an incentive for them to take unnecessary and excessive risks that threaten the value of our financial institution.

Submitted by the Nominating and Compensation Committee: Nolan G. Brown (Ex-Officio), Thomas J. Hall, James A. Harrell, Jr., Larry S. Helms, Dan W. Hill, III (Chairman), James L. Poindexter, and C. Kenneth Wilcox.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis may contain statements regarding future individual and Company performance targets or goals. We have disclosed these targets or goals in the limited context of the Company's compensation programs, and, therefore, you should not take these statements to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply such statements to other contexts.

This Compensation Discussion and Analysis is intended to assist you in understanding the Company's compensation programs. It presents and explains the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our CEO, CFO, and other individuals included in the Summary Compensation Table (collectively, “named executive officers”) for 2011. Specifically, this Compensation Discussion and Analysis addresses the following:

•	our compensation philosophy and the objectives of our compensation programs;
•	what our compensation programs are designed to reward;
•	our process for determining executive officer compensation, including:
	‑	the role and responsibility of the Nominating and Compensation Committee;
	‑	the role of the CEO and other named executive officers;
	‑	the role of compensation consultants; and
	‑	benchmarking and other market analyses;
•	elements of compensation provided to our executive officers, including:
	‑	the purpose of each element of compensation;
	‑	why we elect to pay each element of compensation;
	‑	how we determine the levels or payout opportunities for each element; and
	‑	decisions on final payments for each element and how these align with performance; and
•	other compensation and benefit policies affecting our executive officers, including the impact of compensation plans on Company risks.

Compensation Philosophy and the Objectives of Our Compensation Programs

The Nominating and Compensation Committee believes that the most effective compensation programs strive to accomplish the following objectives:

•	aligning the interests of the employee with those of the Company's shareholders;
•	attracting and retaining talented individuals and top performers; and
•	motivating performance toward the achievement of near-term and long-term goals.

To meet these objectives, the Nominating and Compensation Committee has carefully structured the compensation programs in the following manner:

•	competitive base compensation levels comparable to the median of the market, defined in terms of asset size, geographic foot print and type of bank;
•
annual incentive compensation that has been suspended for the executive group due to current profitability and regulatory constraints until the Bank has sustained profitability and improved financial results;

•	long-term incentive compensation (long-term restricted stock) aligned with improved long-term financial results and strategic performance goals;
•	executive benefits and perquisites that compare favorably with those offered by similar organizations and align with long-term shareholder interests; and
•	competitive base pay and long-term incentives that provide total compensation consistent with regulatory restrictions and achievement of challenging and critical financial objectives.

  In designing and monitoring the administration of executive compensation programs, the Nominating and Compensation Committee strives to maintain an appropriate balance across all of the various compensation elements, realizing that at times trade-offs among some objectives may be needed. In addition, external factors, such as the continuing economic, legislative, and regulatory changes impacting executive compensation programs, may alter the effectiveness of existing approaches to executive compensation. Such events require the Nominating and Compensation Committee to make decisions and adjustments on an annual basis to future compensation programs to maintain the objectives of the executive compensation program.

The Nominating and Compensation Committee has sole authority to establish the base salaries, benefits, perquisites and short- and long-term incentive awards for the executive officers of the Company. The Committee makes recommendations for executive compensation, which are approved by the independent directors of the Board of Directors. At various meetings during 2011, the Committee reviewed restrictions on compensation that the U.S. Treasury Department included in the Troubled Asset Relief Program (“TARP”) CPP agreements. A required policy regarding excessive or luxury expenditures for the benefit of executives was established by the Committee and approved by the Board in 2009 and amended in 2010.

In 2011, the Nominating and Compensation Committee met to review the Company's succession plan and, as a result, several organizational changes were made to the executive management team. In February 2011, William A. Long announced his retirement, effective July 31, 2011, and Joseph H. Towell was promoted to the Company's President and Chief Executive Officer position to replace Mr. Long. In August 2011, W. Mark DeMarcus was promoted to the Company's Chief Operating Officer. F. Spencer Cosby, former Chief Executive Officer of Sidus Financial, LLC, retired effective December 31, 2011.

Intended Focus of Our Executive Compensation Program

Our executive officers' compensation program uses different elements to reward different performance considerations. Base salary is provided to retain the executive and to reward the executive for basic job-related contributions to the success of the Company based on his or her knowledge, experience and talent. Base salary also reflects the position's external value in the job market and the internal value of the assigned roles and responsibilities to the success and ongoing viability of the Company.

Annual incentives are provided when practicable to focus performance on the key short-term objectives defined and established on an annual basis emanating from the Company's annual budget and strategic plan. These incentives are strongly linked to the success of achieving annual goals and provide the executive with cash and stock rewards commensurate with the Company's annual performance.

Long-term incentives reward executives for the longer-term success of the Company. This equity-based form of compensation rewards executives for the long-term performance of the Company by aligning executive compensation levels and improved shareholder value. As the value of the stock held by shareholders increases, the value of the equity-based long-term incentives increases. Conversely, as shareholder value declines, the value of the equity awards vesting for each executive decreases. Few long-term incentive grants have been made over the past three years.

Benefits provided to each executive officer include broad-based employee benefits which meet basic health and welfare needs. Perquisites for our executives remain conservative and primarily serve to enhance the business development activities of our executive officers. There are no Supplemental Executive Retirement Plans (“SERPs”) for our executives.

Process for Determining Executive Officer Compensation

Role of the Nominating and Compensation Committee

The Nominating and Compensation Committee sets the broad direction for the Company's executive compensation programs. During 2011, the Nominating and Compensation Committee consisted of Dan Hill, III (Chairman), Ralph Bentley, Harry Davis, Jim Harrell, Larry Helms, Jim Poindexter and Ken Wilcox. After the 2011 annual meeting, Dr. Bentley retired and Nolan Brown replaced Dr. Bentley, as an Ex-Officio member, and Thomas Hall replaced Dr. Davis as a committee member. All members of the Nominating and Compensation Committee qualify as independent directors of the Board in accordance with the requirements of The NASDAQ Stock Market, current SEC regulations and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

The Nominating and Compensation Committee is responsible for all compensation decisions for the Board of Directors, the CEO and the other named executive officers. The Nominating and Compensation Committee annually reviews the levels of compensation along with the performance results on goals and objectives relating to compensation for the named executive officers. Based on this evaluation, the Nominating and Compensation Committee makes decisions related to executive compensation programs with final approval by the independent directors of the Board.

The Nominating and Compensation Committee has sole authority to retain or terminate a compensation consultant or other adviser as it deems appropriate. Additionally, the Nominating and Compensation Committee annually reviews all incentive and equity-based plans, proposed benefit plans or arrangements that may provide benefits for the executive officers.

Role of the Executive Officers

The CEO annually reviews the performance of the other named executive officers, after which the CEO presents his conclusions and recommendations to the Nominating and Compensation Committee for approval. The Nominating and Compensation Committee has absolute discretion as to whether it approves the recommendations of the CEO or makes adjustments, as it deems appropriate. The CEO, CFO and other senior officers work with the Nominating and Compensation Committee to gather and compile data needed for benchmarking purposes or for other analysis conducted by the Nominating and Compensation Committee's independent consultants and advisers.

Role of the Compensation Consultant

In making compensation decisions for 2011, the Nominating and Compensation Committee engaged Grant Thornton, LLP (“Grant Thornton”) to conduct an overall compensation review for the Company's CEO and other named executive officers. Grant Thornton reported directly to the Nominating and Compensation Committee on all work conducted and performed no other services for the Company in 2011.

Benchmarking

In 2011, the Nominating and Compensation Committee directed the compensation consultant to perform a compensation benchmarking of selected peer community banks of comparable asset size, geographic location and status of their TARP CPP participation. The TARP CPP participation criteria were helpful in determining the gaps in compensation between banks under executive compensation restrictions and banks not bound by these restrictions. This benchmarking covered all elements of total compensation as reported in the annual proxies of the peer companies. The compensation consultant provided additional benchmarked comparisons based on nationally recognized executive compensation surveys.

The list of the seventeen peer banks appears in the table below.

Institution Name	Ticker	Total Assets ($)	State	TARP Status

BNC Bancorp	BNCN	2,146,745	NC	Participating
Cardinal Bank Corp	CBKN	2,072,018	VA	Redeemed
Community Bankers Trust	BTC	1,115,594	VA	Participating
Eastern VA Bankshares	EVBS	1,119,330	VA	Participating
First Bancorp	FBNC	3,333,749	NC	Redeemed
First Community Bancshares, Inc.	FCBC	2,206,400	VA	Redeemed
FNB United Corp	FNBN	1,722,238	NC	Participating
Hampton Roads Bankshares, Inc.	HMPR	2,597,385	VA	*Converted
Middleburg Financial Corp	MBRG	1,104,567	VA	Redeemed
NewBridge Bancorp	NBBC	1,735,829	NC	Participating
Palmetto Bancshares, Inc.	PLMT	1,271,060	SC	No
Peoples Bancorp of North Carolina, Inc.	PEBK	1,072,967	NC	Participating
SCBT Financial Corporation	SCBT	3,839,935	SC	Redeemed
Southern Community Financial Corporation	SCMF	1,561,986	NC	Participating
StellarOne Corporation	STEL	2,935,441	VA	Participating
Union First Market Bankshares Corporation	UBSH	3,851,524	VA	Participating
Virginia Commerce Bancorp, Inc.	VCBI	2,797,775	VA	Participating

Elements of Compensation

Total direct compensation includes cash, in the form of base salary and annual incentives, and long-term equity incentives. The Nominating and Compensation Committee evaluates the mix between these elements based on the pay practices of comparable companies. The Nominating and Compensation Committee strives to be fully informed in its determination of the appropriate compensation mix and award levels for the named executive officers, including consideration of publicly available information and the retention of compensation consultants when deemed appropriate. The Nominating and Compensation Committee's principles of balance between executive and shareholder interests, retention of talented executives, and fostering improved Company performance guide its compensation decisions. The elements of compensation used during 2011 to compensate the named executive officers included the following:

•	base salary;
•	annual incentives (no payouts made);
•	long-term equity awards;
•	401(k) retirement benefits;
•	health and insurance benefits; and
•	perquisites.

Other Considerations Affecting Compensation of Named Executive Officers

The Emergency Economic Stabilization Act of 2008 (“EESA”) and the American Recovery and Reinvestment Act of 2009 (“ARRA”)

In October 2008, EESA was enacted, giving the U.S. Treasury Department ("Treasury") the authority to develop programs to stabilize U.S. financial institutions. The EESA was amended in February 2009 by the ARRA. Pursuant to EESA and ARRA, the Treasury developed the Troubled Asset Relief Program ("TARP"), which includes the Capital Purchase Program ("CPP"). We entered into a Securities Purchase Agreement on January 16, 2009 and again on July 24, 2009 with the Treasury under the CPP, which requires that we comply with special rules applicable to our executive compensation during the period that the Treasury holds equity or debt securities of our Company. These rules require, among other things, that we:

•
Prohibit the payment of bonuses to our five most highly compensated employees other than bonuses in the form of restricted stock or pursuant to contractual commitments in place on February 11, 2009. Since the Company received over $25 million but less than $250 million in funds, the following limits apply only to the five most highly compensated employees of the Company;

•
Subject to a “claw back” any bonus or incentive compensation paid to an NEO or any of our next 20 most highly compensated employees that is based on financial statements or other criteria that prove to be materially inaccurate;

•	Prohibit payments to executive officers upon termination of employment;

•
Prohibit incentive compensation pursuant to arrangements that are determined by our Nominating and Compensation Committee to encourage our senior executives to take unnecessary and excessive risks that threaten the value of our Company;

•	Limit the amount of compensation expense deductible under Section 162(m)(5) of the Internal Revenue Code to not more than $500,000 for each covered individual; and

•
Discuss, review and evaluate with senior risk officers the NEO compensation plans, risks posed and ways to limit risk by those plans, and ensure the plans do not encourage manipulation of reported earnings, provide a narrative description of how the plans do not encourage unnecessary and excessive risks, and certify completion of this review.

Base Salary

The Company's philosophy is to pay named executive officers a base salary that is competitive with the salaries paid by comparable organizations based on each employee's experience, performance and any other unique factors or qualifications. Generally, the Company seeks to position cash compensation at market median levels to remain competitive in attracting and retaining executive talent. Due to financial and regulatory constraints, cash compensation is limited to base salary. The Nominating and Compensation Committee will determine compensation changes based on the following:

•	the executive's performance;
•	the performance of the Company;
•	the performance of the individual business or corporate function for which the executive is responsible;
•	the nature and importance of the position and role within the Company;
•	the scope of the executive's responsibility; and
•	the current compensation package in place for that executive, including the executive's current annual salary and potential incentive awards under the Company's Annual Incentive Plan.

In the following table we summarize the changes in base compensation made during 2011 and 2012. The Nominating and Compensation Committee was focused on making appropriate salary adjustments as a result of (1) significant organizational changes prompting promotions for several executives in 2011; (2) to recognize the substantial accomplishments of the named executive officers and (3) to attain a median market position in base compensation for key executives to ensure the retention of its current top quality management team.

Named Executive Officer	2010 Base Salary ($)	2011 Base Salary ($)	2012 Base Salary ($)	Market Adjustment ($)	Promotional Increase ($)	Total Adjustment ($)(1)

Joseph H. Towell(2)	280,000	325,000	425,000	100,000	45,000	145,000
Jan H. Hollar	185,000	205,000	240,000	55,000	—	55,000
W. Mark DeMarcus(3)	220,000	220,000	300,000	—	80,000	80,000
William A. Long(4)	382,500	382,500	—	—	—	—
F. Spencer Cosby(5)	210,000	250,000	—	40,000	—	40,000

Totals for All Named Executive Officers	1,277,500	1,382,500	965,000	195,000	125,000	320,000

(1)	The "Total Adjustment" column includes increases in base salary in both 2011 and 2012.

(2)	On February 15, 2011, Mr. Towell was promoted to Chief Executive Officer and President of the Company.

(3)	On August 18, 2011, Mr. DeMarcus was promoted to Chief Operating Officer of the Company.

(4)	On February 14, 2011, Mr. Long resigned as the Company's Chief Executive Officer and President and retired from the Company effective July 31, 2011.

(5)	Mr. Cosby retired from the Company effective December 31, 2011.

Annual Incentives
During 2011 no payments were made to any named executive officers under the Company's Annual Incentive Plan ("AIP"). The Company suspended the AIP due to regulatory constraints and the lack of profitability and financial performance. The Nominating and Compensation Committee continues to monitor the possibility of reinstating the AIP and may grant restricted stock awards in the future to fill in the competitive gap resulting from the lack of incentive cash compensation for our executives.

Long-Term Equity Awards

The Nominating and Compensation Committee endorses the use of an equity-based component, such as restricted stock, as part of executive compensation because this best aligns the executives' interests with those of the Company's shareholders. For purposes of retention, the Nominating and Compensation Committee believes that grants of restricted stock should be accompanied with meaningful performance and service conditions to encourage valued employees to remain with the Company.

  The Company's officers and certain other employees may participate in the Company's shareholder-approved 2008 Omnibus Stock Ownership and Long-Term Incentive Plan (the “2008 Plan”). Awards under the 2008 Plan may be granted from time to time and may be in the form of stock options, restricted stock, stock appreciation rights, long-term incentive compensation units consisting of a combination of cash and common stock or any combination thereof within the limitations set forth in the 2008 Plan.

The 2008 Plan provides that awards may be made for 10 years from its effective date of March 20, 2008. The 2008 Plan is administered by the Nominating and Compensation Committee, which selects eligible employees to participate in the 2008 Plan and determines the type, amount and duration of all individual awards. Prior to the adoption of the 2008 Plan, equity awards were granted pursuant to other plans which now are operative only with respect to the exercise of options that remain outstanding under such plan.

The Nominating and Compensation Committee carefully considers the following factors when determining the type and amount of equity to award:

•	prior awards issued to the executive officer;
•	current number of shares owned by the executive officer;
•	to reward the executive for the achievement of long-term performance;
•	proportion of total compensation on an annual basis consisting of equity awards; and
•	market data on the median level of equity awarded to comparable positions.

The TARP CPP rules provide an exception to the bonus restrictions on the five highest paid employees by permitting grants of restricted stock up to a maximum of one-third of the total compensation for such employee.

The Nominating and Compensation Committee approved grants of restricted stock in 2011 to each of the named executive officers. These awards will vest ratably over three years in addition to the service requirements and restrictions on transferability under the TARP CPP program. Additionally, in March of 2012, the Nominating and Compensation Committee recommended to the Board and the Board approved an incentive Restricted Stock Plan for Key Executives for a term of four years that allows for the granting of up to 500,000 shares of restricted stock. The shares of restricted stock will be earned through the Company attaining a specified level of pre-tax earnings per share and a specified reduction in the classified assets ratio in fiscal years 2012 and 2013. This plan will have a duration of four years. Vesting will occur after a combination of performance and continuous service requirements have been met. All shares will be granted from the 2008 Plan.

Perquisites and Executive Benefits

The Company provided the following perquisites in 2011 to selected named executive officers:

•	company cars;
•	club memberships;
•	healthcare insurance; and
•	401(k) match.

No individual named executive officer received a particular perquisite with a total value in excess of $25,000 during 2011. For further details on our perquisites, please refer to the supplementary table following the Summary Compensation Table below.

We view certain perquisites as being beneficial to the Company, in addition to being compensatory to the executive officers. For example, the club memberships are regularly used in the general course of our business, such as for business meetings or entertaining. The company cars are used primarily for business purposes. In addition, these perquisites, at a minor expense to the Company, provide a useful benefit in our efforts to recruit, attract and retain top executive talent. We do not provide SERPs for our executives.

Total Compensation

The allocation of total compensation between base salary, annual bonus, long-term (equity) compensation and other compensation is based on a variety of factors. The Nominating and Compensation Committee considers a combination of the named executive officer's performance, the performance of the Company and the executive's role within the Company. The Company expects to allow each named executive officer to earn a significant portion of their compensation in the form of long-term restricted stock. As discussed above, the Nominating and Compensation Committee is establishing a plan that will align executive pay with the long-term interest of shareholders by focusing on core bank earnings and improvement in asset quality.

Other Considerations Affecting Compensation of Named Executive Officers

The Emergency Economic Stabilization Act of 2008 (“EESA”) and the American Recovery and Reinvestment Act of 2009 (“ARRA”)

On October 14, 2008, the U.S. Treasury announced a program under EESA in which the Treasury would make preferred stock investments in participating financial institutions. The program, known as the CPP, provides a means for financial institutions to receive capital through sales of preferred stock and common stock purchase warrants to the Treasury.

On February 17, 2009, President Barack Obama signed ARRA into law. ARRA amends Section 111 of EESA and adds additional executive compensation requirements for CPP participants. ARRA also includes provisions directing the Treasury and the SEC to impose additional limits on compensation of executives of companies that participate in the CPP as long as the Treasury owns preferred stock or stock purchase warrants of such companies under the CPP.

The following requirements currently apply to all CPP participants, although further clarification is pending from the Treasury on certain aspects of these rules. “Senior Executive Officers” (“SEOs”), for purposes of EESA and ARRA, are defined as the top five most highly compensated executives of a public company whose compensation is required to be disclosed pursuant to SEC regulations. The SEOs of the Company are likely to be the same individuals as those comprising the named executive officers presented in this Proxy Statement. The requirements related to executive compensation are as follows:

•
Limits on Incentive Compensation - The scope of limits on incentive compensation vary based upon the amount of funds received under the CPP. Since the Company received over $25 million but less than $250 million in funds, the following limits apply only to the five most highly compensated employees of the Company (the SEOs):

‑
CPP participants are prohibited from paying or accruing any bonus, retention award or incentive compensation for the covered employee. This prohibition does not apply to any bonus payments required to be paid pursuant to a written employment agreement executed on or before February 11, 2009.

‑
This prohibition does not apply to the granting of long-term restricted stock provided that the equity does not fully vest during CPP participation and is not awarded on an annual basis at a value exceeding one-third of the covered employee's total annual compensation.

•
Prohibition on Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks - This restriction prohibits the participating financial institution from providing incentive compensation arrangements that encourage SEOs to take unnecessary and excessive risks that threaten the value of the financial institution. Treasury regulations also require the institution's compensation committee to review SEO incentive compensation arrangements with its senior risk officers to ensure that the SEOs are not encouraged to take such risks. The regulations require the institution's compensation committee to meet at least semi-annually with its senior risk officers to discuss and review the relationship between its risk management policies and practices and the SEO incentive compensation arrangements. The Nominating and Compensation Committee has performed this review, and its conclusions are included in its report within this Proxy Statement.

•
Clawback on Incentive Compensation - Compensation plans must provide for the recovery of any bonus, retention award or incentive compensation paid to SEOs and the next 20 most highly compensated employees (up to a total of 25 employees) that were based upon financial statements or other criteria that are later to be found to be materially inaccurate. In addition, compensation plans that would encourage manipulation of reported earnings to enhance the compensation of any employee are prohibited. On December 17, 2009, the Company enacted a Clawback Policy as required under ARRA.

•
Limit on Tax Deduction - This provision of EESA requirements limits the tax deduction for compensation paid to any SEO to $500,000 annually. This provision of EESA amended Section 162(m) of the Internal Revenue Code by adding Section 162(m)(5), which sets forth the $500,000 deduction limit. In addition, prior to the amendment, certain performance-based compensation paid under shareholder-approved plans did not count toward such deduction limit. EESA and Section 162(m)(5) eliminate that exclusion for the Company.

•
Prohibitions on Golden Parachutes - CPP participants are prohibited from making any golden parachute payments to SEOs and the next five most highly compensated employees (up to a total of ten employees). Golden parachute payments are defined as any payment for departure from a company for any reason, except for payments for services performed or benefits accrued. The estimated impact of this prohibition on the named executive officers is included within the portion of this Proxy Statement titled “Potential Payments Upon Termination Following a Change in Control.”

•
Limitations on Luxury Expenditures - A CPP participant must have a policy regarding excessive or luxury expenditures, including entertainment or events, office and facility renovations, aviation or other transportation services, and other activities or events that are not reasonable expenditures for staff development or reasonable performance incentives. The Company adopted the required formal policy at their August 20, 2009 meeting and it was posted on the Company's website as required, but the Company currently does not provide such expenditures and has not historically done so. For more details on the extent of perquisites and other expenditures provided to our SEOs, see the supplementary table on perquisites which follows the Summary Compensation Table below. This policy was amended in 2010 to include additional TARP requirements.

•	Certificate of Compliance - The CEO and CFO of a CPP participant must provide certification in writing of compliance with the executive compensation guidelines to the SEC.

•
Non-Binding Advisory Proposal on Executive Compensation - As required by ARRA and the Dodd-Frank Act, based on recent guidance issued by the SEC, the Board authorized a non-binding advisory shareholder vote on the Company's executive compensation plans, programs and arrangements. This proposal is included in this Proxy Statement.

Terms of Named Executive Officer Employment Agreements

The Company has employment agreements with most of its senior executive officers. In November 2010, the Bank and Joseph H. Towell, President and CEO of the Bank, entered into an amendment to the amended and restated employment contract entered into in December 2008 (the “Towell Agreement”) to extend the term to three years. In June 2010, the Company and the Bank entered into an employment contract with Jan H. Hollar, CFO of the Company and the Bank (the “Hollar Agreement”), for a term of one year. The Hollar Agreement was amended in November 2010 to extend the term of the employment contract from one year to three years. In November 2010, the Company and the Bank entered into an employment contract with W. Mark DeMarcus, the Chief Operating Officer of the Bank (the “DeMarcus Agreement”), together with the Towell Agreement and the Hollar Agreement, (the "Employment Agreements"), for a term of three years.

On each anniversary of the effective date of each Employment Agreement, the term of the Employment Agreement is automatically extended for an additional one year period beyond the then effective expiration date unless written notice from the Bank or the officer is received 90 days prior to the anniversary date advising the other that the Employment Agreement shall not be further extended. The officers have the option to terminate the Employment Agreements upon 60 days' written notice to the Bank. While each officer is employed by the Bank and for one year following termination of employment for Messrs. Towell and DeMarcus and for two years following termination of employment for Ms. Hollar, the Employment Agreements prohibit each officer from competing with the Bank. Under the Employment Agreements, the officers receive an annual cash salary, with annual adjustments and discretionary bonuses, which must be in compliance with TARP restrictions as applicable, as determined by the Board of Directors.

Under the Employment Agreements, each officer is also entitled to all fringe benefits generally provided by the Bank to its employees and its executive officers.

Under the terms of the Employment Agreements, each officer has the right to terminate his employment if he determines, in his sole discretion, that within 24 months after a “change in control,” there has been a material diminution in (i) his base compensation, (ii) his authority, duties, or responsibilities, (iii) the authority, duties, or responsibilities of the person to whom he is required to report, (iv) the budget over which he retains authority or either a (v) material change in the geographic location at which he must perform the services or (vi) any other action or inaction that constitutes a material breach by the Company or Bank of the Employment Agreement. A “change of control” is defined to mean as defined by Treasury Regulation § 1.409A-3(i)(5) as to the Company or the Bank.

The Bank has the right, under each Employment Agreement, to reduce any such payments as necessary under the Internal Revenue Code to avoid the imposition of excise taxes on the officer or the disallowance of a deduction to the Bank. See Post-Employment Benefits - Potential Payments Upon Termination following a Change in Control below for a further discussion of these payments.

As discussed above, the Company participated in the CPP established under TARP. As required by the terms of the CPP, our senior executive officers entered into agreements with the Company that amended the executive compensation programs that such officers participate in. The specific amendments included are described above in TARP CPP Program Restrictions on Compensation. The Company continues to assess the impact of the executive compensation provisions of

ARRA and may seek to make further changes to its executive compensation arrangements in response to ARRA and its implementing regulations.

In December 2008, the Company and the Bank amended and restated the employment contract with William A. Long, the former President and CEO of the Company and the Bank (the “Long Agreement”). The Long Agreement became effective January 1, 2009 for a term of three years. However, in February 2011, the Company and the Bank amended the Long Agreement and shortened the term to expire on July 31, 2011 (the "Long Amendment"). Mr. Long retired from the Company and Bank, effective July 31, 2011. The Long Amendment released Mr. Long from his existing post-employment non-competition obligations. Under the Long Agreement, Mr. Long was provided the use of a late model automobile pursuant to the policies of the Bank, membership in country clubs, and term life insurance benefits of up to $250,000 with his family members as the beneficiaries.

On July 20, 2011, Sidus Financial, LLC, a wholly-owned subsidiary of the Company, and the Bank entered into a Retirement and Transition Agreement with F. Spencer Cosby, Jr. (the "Cosby Agreement"). Mr. Cosby resigned from his position as CEO of Sidus but remained employed as a senior advisor until December 31, 2011 and continued to receive the same salary and benefits until his retirement date. This agreement released Mr. Cosby from his existing post-employment non-competition obligations.

Post-Employment Benefits

Under the Long Amendment and the Cosby Agreement, Messrs. Long and Cosby, respectively, are not entitled to any post-employment benefits after retirement on July 31, 2011 for Mr. Long and on December 31, 2011 for Mr. Cosby, except for the same entitlement to corporate indemnification as other retired officers and directors.

Provided that each named executive officer exercises any vested stock options held by the officer on or before the final date of employment, he will be able to realize gain on the difference between the exercise price and the fair market value of the stock options. See Outstanding Equity Awards at Fiscal Year-End above for a listing of each officer's stock option holdings. Using the fair market value of the Company's common stock as of December 31, 2011, there would have been no gain due to a decrease in the stock price. Pursuant to the terms of their employment agreements, in the event a named executive officer's employment is terminated by the Company for any reason other than for cause or in the event of certain events following a change in control, the officers will continue to receive certain payments, as described below, provided however that named executives have waived this right, as described in the section titled Prohibitions on Golden Parachutes, for as long as the Company has outstanding ARRA related TARP CPP capital.

Potential Payments Upon Termination following a Change in Control.

Under the terms of the Employment Agreements with Mr. Towell, Ms. Hollar or Mr. DeMarcus upon the occurrence of the events constituting termination of employment described above under Terms of the Named Officer Employment Agreements, the Bank has agreed to pay each officer an amount equal to 2.99 times his or her “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code. This compensation is payable in a single lump sum payment due 15 days following his termination. If a change in control had occurred on December 31, 2011, no payments would have been made to these executives due to the limitations and restrictions under the TARP CPP program.

Upon the effective date of a reorganization, merger, or consolidation of the Company with one or more other corporations in which the Company is not the surviving corporation, or the transfer of all or substantially all of the assets or shares of the Company to another person or entity, or the acquisition of stock representing more than 25% of the voting power of the capital stock of the Company then outstanding by, another corporation, bank, other entity or person, other than pursuant to a merger in which the Company is the surviving entity (any such transaction being hereinafter referred to as a “Change in Control Transaction”), the Nominating and Compensation Committee may, in its absolute discretion, determine that all or any part of the options granted under the Company's Omnibus Plan shall become immediately exercisable in full and may thereafter be exercised at any time before the date of consummation of the Change in Control Transaction. If a Change in Control Transaction occurred on December 31, 2011, as a result of a decrease in stock price, there would now be no cost due to option acceleration because these options would have no intrinsic value since the exercise price of the options exceeded the current market price of the common stock.

Potential Payments Upon Termination Without Cause.

In the event the employment of Mr. Towell, Ms. Hollar or Mr. DeMarcus is terminated by the Bank for any reason other than for Cause, their employment agreements provide that the Bank will pay their base annual salary for the remaining term of the employment agreement subject to a potential six-month delay for tax compliance. Termination for Cause is defined to include termination because of the officer's personal dishonesty or moral turpitude, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the employment agreement. As of December 31, 2011, no payments would have been made to these executives due to the limitations and restrictions under the TARP CPP program.

Potential Payments Upon Death.

In the event the employment of Mr. Towell, Ms. Hollar or Mr. DeMarcus are terminated upon their death, their employment agreements provide that the Bank will pay the officer's estate within 30 days of the officer's death compensation due through the last day of the calendar month in which the officer's death occurred and for a period of one month thereafter.

Financial Restatement

Under TARP, participants in the CPP are required to implement clawback provisions on all incentive programs. The guidelines state that all compensation plans must provide for the recovery of any bonus, retention award or incentive compensation paid to senior executive officers and the next 20 most highly compensated employees (up to 25 employees) that were based on financial statements or other criteria that are later found to be materially inaccurate. Clawback provisions are currently implemented for all named executive officer incentive compensation elements.

Securities Trading and Hedging Policy

The Board has adopted an insider trading policy statement. The provisions of this policy expressly prohibit directors, officers or other employees from trading, either directly or indirectly, in securities of the Company after becoming aware of material nonpublic information related to the Company. To further ensure adherence with this policy, guidelines have been established for blackout periods and for appropriate disclosure of internal information to external parties. The insider trading policy provides guidance as to what constitutes material information and when information becomes public. The insider trading policy addresses transactions by family members and under Company plans, as well as other transactions which may be prohibited, such as short-term trading, short sales, publicly trading in options, hedging transactions, margin purchases and post-termination transactions. The policy discusses the consequences of an insider trading violation, additional trading restrictions and certain reporting requirements applicable to directors, officers and designated key employees. The policy requires all senior officers, including all named executive officers, to provide written certification of their understanding of, and intent to comply with, the policy.

Policy on Stock Options Repricing

Stock options are granted at the fair market value of a share of common stock on the date of grant and are not subject to repricing.

Policy on Timing of Stock Option Awards

The timing of stock option awards under an established plan must be consistent with program guidelines. In every instance, the Nominating and Compensation Committee will approve any stock option award prior to the granting of such an award. Stock option awards must be approved by the Committee and should always be dated subsequent to the date of Committee approval.

Tax Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation's chief executive officer and the four other most highly compensated executive officers.

In connection with the compensation of our named executive officers, the Nominating and Compensation Committee is aware of Section 162(m) as it relates to deductibility of qualifying compensation paid to our named executive officers. To date, this provision has had no effect on the Company because no officer of the Company has received $1.0 million in applicable remuneration in any year. In addition, the Nominating and Compensation Committee believes that compensation earned for 2011 does not exceed the deductibility limitations on non-excluded compensation to our named executive officers.

TARP participants are subject to additional provisions under Section 162(m)(5) of the Internal Revenue Code which limits the deduction of compensation to $500,000 per year for senior executive officers. Compensation covered by this limitation is more broadly defined than that for Section 162(m) generally and includes incentive compensation and deferred compensation. This provision applies to the period during which the Company is a participant in the CPP. The Nominating and Compensation Committee intends to give strong consideration to the deductibility of compensation in making its compensation decisions for executive officers in the future, again balancing the goal of maintaining a compensation program which will enable the Company to attract and retain qualified executives with the goal of maximizing the creation of long-term shareholder value.

Effect of Staff Compensation Policies for Non-Executive Employees on Risk

At the Nominating and Compensation Committee's May and December 2011 meetings, the Company's Chief Financial Officer, Jan Hollar, and the Company's Chief Risk Officer, Bob Doby, reported to the Nominating and Compensation Committee the results of their study of the impact on the Company's risk profile by overall staff compensation policies and practices, including individuals other than the named executive officers of the Company. They presented a table which listed all forms of compensation at all levels of Company staff, including staff of the Company's subsidiary. The Nominating and Compensation Committee focused its review on incentive-based compensation plans and the controls around these plans and the administration of them. Incentive plans received a closer review based on a “risk-adjusted approach” that took into consideration: the purpose of the plan, the nature and level of participants, how the plan is administered, and products and services incented.

The Chief Risk Officer also considered compensation plans providing for deferral of compensation and/or retirement benefits, and plans providing for de minimis payouts and determined that these plans did not present opportunities for employees to take unnecessary and excessive risks that threaten the value of the Company, or to manipulate earnings to enhance the compensation of any employee. The Chief Risk Officer also determined to exclude from review broad-based welfare and benefit plans that do not discriminate in scope and terms of operation.

The overall summary is that no plans were found to encourage risk sufficient to threaten the future existence of the Company. There were a few plans that require internal controls to prevent undue risk taking and the Nominating and Compensation Committee directed the Chief Risk Officer to examine and report on how such controls can be monitored by the Nominating and Compensation Committee.

Summary Compensation Table

The following table summarizes for the fiscal years ended December 31, 2011, 2010 and 2009, the current and long-term compensation for the CEO, the CFO and the most highly compensated executive officers other than the CEO and CFO. Each component of compensation is discussed in further detail in the footnotes following the table.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (6)	Total ($)
Joseph H. Towell (2)	2011	325,000	85,400	—	—	—	36,490	446,890
President and Chief	2010	226,667	—	—	—	—	18,794	245,461
Executive Officer	2009	191,250	—	4,636	—	—	14,918	210,804

Jan H. Hollar	2011	205,000	24,400	—	—	—	13,128	242,528
Executive Vice President	2010	185,000	—	—	—	—	5,550	190,550
and Chief Financial Officer	2009	58,227	—	130	—	—	1,162	59,519

W. Mark DeMarcus (3)	2011	220,000	48,800	—	—	—	40,206	309,006
Executive Vice President	2010	193,333	—	—	—	—	20,858	214,191
and Chief Operating Officer	2009	139,596	—	—	—	—	350,000	489,596

William A. Long (4)	2011	243,439	—	—	—	—	40,090	283,529
Former President and	2010	378,125	—	—	—	—	61,771	439,896
Chief Executive Officer	2009	370,853	—	12,255	—	—	62,374	445,482

F. Spencer Cosby, Jr. (5)	2011	241,667	22,500	—	—	—	38,981	303,148
Former CEO of Sidus	2010	192,622	10,000	—	—	—	10,884	213,506
Financial	2009	166,168	—	—	380,478	—	8,453	555,099

(1)	Please refer to Footnote 13 in the Original Filing for a discussion of the assumptions made in the valuation of the option awards.

(2)	In August 2010, Mr. Towell became Chief Operating Officer of the Company and the Bank. In February 2011, Mr. Towell became the President and CEO of the Company and the Bank.

(3)
On August 18, 2011, Mr. DeMarcus became the Chief Operating Officer of the Bank. In 2009, Mr. DeMarcus received a change in control payment of $350,000 as a result of the Company's merger with American Community Bank.

(4)	In February 2011, Mr. Long resigned from his position as President and CEO of the Company, and continued to serve as a senior adviser to the Company until his retirement on July 31, 2011.

(5)
In July 2011, Mr. Cosby resigned from his position as Chief Executive Officer of Sidus Financial, a subsidiary of the Bank, and continued to serve as a senior adviser to Sidus Financial until his retirement on December 31, 2011.

(6)	Details on the amounts reported for “All Other Compensation” in 2011 are set forth in the following supplementary table:

Details on All Other Compensation Reported in the Summary Compensation Table for 2011

Named Executive Officer (1)	Auto Provision ($)	Country Club/ Membership and Dues ($)	Medical Insurances ($)	Employer 401(k) Match ($)	Life Insurance ($)	Total ($)
Joseph H. Towell	11,864	4,645	14,169	5,812	—	36,490
Jan H. Hollar	—	—	7,236	5,892	—	13,128
W. Mark DeMarcus	13,412	7,320	16,174	3,300	—	40,206
William A. Long(2)	14,270	8,119	10,247	6,895	559	40,090
F. Spencer Cosby, Jr. (3)	19,411	2,000	10,832	6,363	375	38,981

(1)	None of the above listed individuals received director's fees for 2011.

(2)	Resigned February 14, 2011 as President and CEO of the Company, retired on July 31, 2011.

(3)	Resigned July 2011 as Chief Executive Officer of Sidus Financial, a subsidiary of the Bank; he served as a senior advisor to Sidus Financial until his retirement on December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End

The Outstanding Equity Awards at Fiscal Year-End Table below reflects each named executive officer's equity award holdings at December 31, 2011 on an individual award basis.

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Joseph H. Towell	6,000	4,000	14.91	2/19/2018	35,000	85,400	—	—

Jan H. Hollar	2,000	3,000	3.84	12/8/2019	10,000	24,400	—	—

W. Mark DeMarcus	8,517	—	10.21	3/18/2018	20,000	48,800	—	—

F. Spencer Cosby (2)(3)	3,200	800	13.91	3/14/2018	20,000	72,400	—	—
	5,000	—	19.07	1/18/2017	—	—	—	—
	2,500	—	14.00	10/1/2013	—	—	—	—

(1)	These options vest at 20% each year, beginning on the first anniversary of the grant date.

(2)	Mr. Cosby's options expired unexercised on March 31, 2012, ninety days after his retirement.

(3)	Mr. Cosby's unvested stock awards were forfeited on January 1, 2012 after his retirement.

Option Exercises and Stock Vested

No stock options were actually exercised by our named executive officers during 2011.

Pension Benefits

The Company does not provide pension benefits to our named executive officers.

Nonqualified Deferred Compensation

The Company does not provide nonqualified deferred compensation to our named executive officers.

Directors Compensation

The following table sets forth certain information regarding the compensation paid by the Bank to our directors during the fiscal year ended December 31, 2011.

2011 Director Compensation
Name	Fees earned or Paid In Cash ($)	Non-qualified Deferred Compensation ($)	Total ($)

J. T. Alexander, Jr. (1)	8,250	—	8,250
Ralph L. Bentley (1)	12,250	—	12,250
Nolan G. Brown	30,363	—	30,363
Harry M. Davis	26,938	—	26,938
Thomas J. Hall	22,125	—	22,125
James A. Harrell, Jr.	24,750	—	24,750
Larry S. Helms	25,500	—	25,500
Dan W. Hill, III	26,125	—	26,125
James L. Poindexter	25,313	—	25,313
Morris L. Shambley (1)	7,313	—	7,313
Alison J. Smith	24,625	—	24,625
James N. Smoak	26,313	—	26,313
Harry C. Spell	25,875	—	25,875
Joseph H. Towell	—	—	—
C. Kenneth Wilcox	25,750	—	25,750

(1)	Messrs. Alexander, Bentley, and Shambly retired from the Board of Directors at the expiration of their term on June 23, 2011.

In 2011, the Nominating and Compensation Committee made a recommendation, which was subsequently approved by the Board of Directors, to reduce the fees paid to the Board of Directors to support the Bank's efforts to reduce expenses. The annual retainer was reduced from $10,000 to $7,500 and the Board meeting attendance fee was reduced from $1,000 to $750. The amount for committee meetings remained the same at $250 per hour. These changes became effective in June 2011. In addition, the Board did not fill the vacancies created by Board members who did not seek reelection in 2011 in order to reduce the number of Directors.

The Company offers a Directors Deferred Compensation Plan which allows each director to make an annual election to defer receipt of all or any portion of their directors' fees in the form of cash or stock. If the deferral is in cash, it earns interest at a rate equal to the 10 Year T-Bill Rate. If the deferral is in stock, it is invested by the trustee in Yadkin Valley Financial Corporation Common Stock purchased on the open market. No director is currently participating in the plan.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much common stock of the Company is owned by the directors, named executive officers, all directors and executive officers as a group, and owners of more than 5% of the outstanding common stock, as of March 19, 2012. Unless otherwise stated in the footnotes below, each of the named individuals and each member of the group has sole voting and investment power for all shares of common stock shown in the table.

Name	Shares Beneficially Owned (1)	Percent (2)
Nolan G. Brown (director)	241,341	1.24%
Harry M. Davis (director)	40,417	*	%
W. Mark DeMarcus (Executive Vice President & Chief Banking Officer) (3)	48,390	*	%
Thomas J. Hall (director)	50,638	*	%
James A. Harrell, Jr. (director) (4)	80,225	*	%
Larry S. Helms (director)	27,810	*	%
Dan W. Hill, III (director)	141,983	*	%
Jan H. Hollar (Executive Vice President & CFO) (5)	65,888	*	%
James L. Poindexter (director)	153,336	*	%
Alison J. Smith (director)	96,842	*	%
James N. Smoak (director)	194,465	*	%
Harry C. Spell (director)	335,699	1.72%
Joseph H. Towell (President & CEO) (6)	179,111	*	%
C. Kenneth Wilcox (director)	40,381	*	%
All directors & executive officers as a group (14 persons)	1,696,526	8.68%

* Indicates less than 1% ownership

(1) For each individual listed above, the beneficial ownership includes the following options to acquire the indicated number of shares that are exercisable within 60 days of December 31, 2011: DeMarcus - 8,517; Hall - 4,258; Helms - 4,258; Hollar - 2,000; Smith - 4,258; Towell - 8,000; directors and principal officers as a group 31,291 shares. To the Company's knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following shares, which the individual indicates that he or she shares voting and/or investment power: Harrell - 16,294; Poindexter - 52,887; Spell - 15,922; Wilcox - 7,205; directors and principal officers as a group - 92,308 shares.

(2) The ownership percentage of each individual is calculated based on the total of 19,506,175 shares issued and outstanding as of March 19, 2012, plus the number of shares that can be issued to that individual within 60 days of December 31, 2011, upon the exercise of stock options held by the individual. The ownership percentage of the group is based on the total shares outstanding plus the number of shares that can be issued to the entire group within 60 days of December 31, 2011, upon the exercise of all stock options held by the group.

(3) Includes 20,000 shares of unvested restricted stock awarded February 17, 2011 to vest over a three-year period; provided, however, that no restricted stock shall be vested prior to the earliest date permitted by Section (111)(b)(3)(D) of the Emergency Economic Stabilization Act of 2008 and the regulations adopted pursuant thereto.

(4) Stock held by our Amended and Restated Directors Deferred Compensation Plan (the "DDCP") is beneficially owned by its plan administrator. For Mr. Harrell, the table includes the number of shares held for his account, being all the shares held in the DDCP, which equals 12,184 shares as of March 19, 2012.

(5) Includes 10,000 shares of unvested restricted stock awarded February 17, 2011 to vest over a three-year period; provided, however, that no restricted stock shall be vested prior to the earliest date permitted by Section (111)(b)(3)(D) of the Emergency Economic Stabilization Act of 2008 and the regulations adopted pursuant thereto.

(6) Includes 35,000 shares of unvested restricted stock awarded February 17, 2011 to vest over a three-year period; provided, however, that no restricted stock shall be vested prior to the earliest date permitted by Section (111)(b)(3)(D) of the Emergency Economic Stabilization Act of 2008 and the regulations adopted pursuant thereto.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current or former officer, and no other member of the Nominating and Compensation Committee, has directly or indirectly entered into any transactions with the Company of a nature that would be required to be disclosed in this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has had, and expects to have in the future, transactions in the ordinary course of the Company's business with directors, principal officers and their associates. All transactions with directors, principal officers and their associates were made in the ordinary course of the Company's business, on substantially the same terms, including (in the case of loans) interest rates, collateral, and repayment terms, as those prevailing at the same time for other comparable transactions, and have not involved more than normal risks of collectibility or presented other unfavorable features.

As required by the rules of The NASDAQ Stock Market, the Company conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions must be approved by the Company's Audit Committee. For purposes of this review, related party transactions include all transactions that are required to be disclosed pursuant to SEC regulations. In addition to the rules of The NASDAQ Stock Market and the related SEC regulations, the Company's ethics policy prohibits executive officers and directors from engaging in transactions when there is a conflict with their duty to protect the Company's interest that will lead to any personal gain or benefit.

The Company annually requires each of its directors and executive officers to complete a directors' and officers' questionnaire that elicits information about related person transactions and uses this information to make a formal determination regarding each director's independence under The NASDAQ Stock Market listing standards and applicable SEC rules. The Company's Audit Committee, which consists entirely of independent directors, annually reviews all transactions and relationships disclosed in the director and officer questionnaires.

In addition, the Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

As required by Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and executive officers are required to report periodically their ownership of the Company's stock and any changes in ownership to the SEC.  Based on written representations made by these affiliates to the Company and a review of forms 3, 4 and 5, it appears that all such reports for these persons were filed in a timely fashion in 2011, except for F. Spencer Cosby, Jr., who had a late Form 4 filing due to late reporting of the transactions to the filer, and the following individuals, who had late Form 4 filings due to rejection of the submissions to the reporting site: W. Mark DeMarcus, Jan H. Hollar, and Joseph H. Towell.

PERFORMANCE GRAPH

YADKIN VALLEY PERFORMANCE GRAPH

Total Return Performance
Index Value
120
100
80
60
40
20
0
12/31/06
12/31/07
12/31/08
12/31/09
12/31/10
12/31/11
Yadkin Valley Financial Corporation
NASDAQ Composite
SNL Southeast Bank

	Period Ending
Index	12/31/2006	12/31/2007	12/31/2008	12/31/2009	12/31/2010	12/31/2011
Yadkin Valley Financial Corporation	100.00	82.11	80.30	21.00	10.38	9.24
NASDAQ Composite	100.00	110.66	66.42	96.54	114.06	113.16
SNL Southeast Bank	100.00	75.33	30.50	30.62	29.73	17.39

OTHER MATTERS
The Board of Directors knows of no other business to be presented at the Annual Meeting. If matters other than those described herein should properly come before the meeting, the persons named in the form of proxy intend to vote at such meeting in accordance with their best judgment on such matters. If you specify a different choice on your proxy, your shares will be voted in accordance with the specifications so made.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company's independent auditors for the year ended December 31, 2011 were Dixon Hughes Goodman LLP (“Dixon Hughes Goodman”).  The Audit Committee of the Board has also selected Dixon Hughes Goodman to serve as the independent certified public accountant for the year ending December 31, 2012.  Representatives of Dixon Hughes Goodman will be present at the annual meeting with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Audit fees. Audit fees include fees billed to the Company by Dixon Hughes Goodman in connection with the annual audit of the Company's financial statements, review of the Company's interim financial statements, attest services provided pursuant to Section 404 of the Sarbanes-Oxley Act, FDICIA attest services, attest services related to our mortgage subsidiary, and review of registration statements. The aggregate fees billed and expected to be billed to the Company by Dixon Hughes Goodman for audit services rendered to the Company for the fiscal years ended December 31, 2011 and 2010 were $402,500 and $412,650, respectively.

Audit-Related fees. Audit-related services include audits of the Company's employee benefit plans, other attest services and accounting consultations. The aggregate fees billed to the Company by Dixon Hughes Goodman for audit-related services during the fiscal years ended December 31, 2011 and 2010 were $23,530 and $22,700, respectively.

Tax fees. Tax fees include corporate tax compliance, as well as counsel and advisory services. The aggregate fees billed to the Company by Dixon Hughes Goodman for tax related services during the fiscal years ended December 31, 2011 and 2010 were $50,675 and $53,955, respectively.

In accordance with its Audit Committee Charter, the Company's Audit Committee must approve in advance any audit and permissible non-audit services provided by the Company's independent auditors and the fees charged.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING
A shareholder who wishes to present a proposal for inclusion in the proxy materials relating to the Company's Annual Meeting of Shareholders to be held in 2013 should ensure that such proposal is received by the Company's Corporate Secretary at 300 E. Broad Street, Statesville, North Carolina 28677, no later than January 15, 2013. After that date, the proposal will not be considered timely. Shareholders submitting proposals for inclusion in the proxy statement must comply with the proxy rules under the Securities Exchange Act of 1934.
If a shareholder desires to make a proposal at an annual meeting and does not intend to include the proposal in the Company's proxy statement, the Company's bylaws require that the shareholder submit information regarding the proposal, together with the proposal, to the Company at least 60 days prior to the annual meeting of shareholders at which such proposal is to be presented.
FORWARD LOOKING STATEMENTS
Statements contained in this proxy statement that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including, without limitation, those described in this proxy statement. The forward-looking statements are made as of the date of this proxy statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.
We caution you not to place undo reliance on any forward-looking statements made by, or on behalf us in this proxy statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in our other current and subsequent filings with the SEC.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the Internet at the SEC's website at www.sec.gov . You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room and their copy charges.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Shareholders: This Proxy Statement is available at www.yadkinvalleybank.com. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available for viewing on the Internet at http://www.proxyvote.com. If you view the proxy materials through the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible. Directions to the Annual Meeting can be obtained by calling (704) 768-1125 or by visiting our website at www.yadkinvalleybank.com.

INSTRUCTIONS FOR VOTING YOUR PROXY
Note that if your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.
We offer three alternative methods of voting this proxy:

•	Through the Internet (using a browser)

•	By Telephone (using a Touch-Tone Phone)

•	By Mail (using the attached proxy card and postage-paid envelope)
Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient methods of voting, 24 hours a day, 7 days a week.
INTERNET VOTING FOR RECORD SHAREHOLDERS Must be cast prior to 11:59 p.m. Eastern Daylight Time on May 16, 2012.

•	Visit the Internet voting website at https://www.proxyvote.com.

•	When prompted for your voter control number, enter the control number printed on the front of the proxy card.

•	Your vote will be confirmed and cast as you directed.

•	You will only incur your usual Internet charges.

TELEPHONE VOTING FOR RECORD SHAREHOLDERS  Must be cast prior to 11:59 p.m. Eastern Daylight Time on May 16, 2012.

•
Call toll-free at 1-800-690-6903 on a touch-tone phone any time prior to 11:59 p.m. Eastern Daylight Time on May 16, 2012. When prompted for your voter control number, enter the control number printed on the front of the proxy card.

VOTING BY MAIL

•	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you are voting through the Internet or by telephone, please do not return your proxy card.

YADKIN VALLEY FINANCIAL CORPORATION

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Nolan G. Brown
02 Harry M. Davis
03 Thomas J. Hall
04 James A. Harrell, Jr.
05 Larry S. Helms
06 Dan W. Hill, III
07 James L. Poindexter
08 Alison J. Smith
09 James N. Smoak
10 Harry C. Spell
11 Joseph H. Towell

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. PROPOSAL to approve the compensation of our named executive officers as disclosed in the proxy statement (this is a non-binding, advisory vote).	☐	☐	☐
3. PROPOSAL to ratify the appointment of Dixon Hughes Goodman LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012;	☐	☐	☐

NOTE: At their discretion to transact any other matters that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
YADKIN VALLEY FINANCIAL CORPORATION
To be held on May 17, 2012

The undersigned hereby constitutes and appoints Kristi A. Eller and Jan H. Hollar, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Yadkin Valley Financial Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 17, 2012 at the Statesville Civic Center located at 300 South Center Street Statesville, North Carolina at 10:00 a.m., and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "for" all the proposals.

0000136889_2 R1.0.0.11699

Continued and to be signed on reverse side